Exhibit 10.21

Personal Employment Agreement

Entered into and signed in Lod on December 19, 2006

Between:	Nimrod Zehavi I.D. 032051302
Address 17 Shprinzak, Tel Aviv

(the "Employee")

and:	Future I.T. Ltd. Private Company 51-355602-7 4 Hamelacha, Northern Industrial Area, Lod

(the "Company")

Whereas	the Company offered the Employee to be employed thereby as a full time salaried employee; and

Whereas	the Employee accepted the offer; and

Whereas	the parties wish to regulate their mutual rights and obligations in connection therewith;

Therefore, it has been agreed and stipulated
by and between the parties as follows:

1.	The preamble above constitutes an integral part of the agreement.

2.	The date of commencement of work: September 1, 2005.

3.	Scope of the position: Full time position – 5 days in a week.

Working hours: Senior employee and/or an employee in a fiduciary position, and based on an undertaking to perform the work irrespective of the working hours component.

4.	Employee’s Function: CEO of the Company.

5.	Terms of Compensation:

Base salary – NIS 21,000 gross, beginning in January 2007.

The Employee’s salary shall be paid to the Employee at the end of each month of his employment, no later than the 10th day of the following month.

In addition, the following bonus components exist:

a.	NIS 9,000 quarterly bonus to be paid in the last salary of each quarter, i.e. in the salaries of: March, June, September, December.

b.	Annual bonus at a minimum rate of two monthly salaries to be paid at the end of December each year.

6.	Leave - The Employee shall be entitled to a leave in the period that is determined according to the law, but no less than 16 days in a year, and after coordination in advance and receipt of the Company's consent to the anticipated date of commencement of the leave. Unutilized leave cannot be accrued or redeemed other than with the Company's prior written consent.

7.	Mobile Telephone: A mobile telephone shall be made available to the Employee but the Company shall bear a part of the telephone's expenses in the sum which shall be updated by the Company from time to time (the "Company's Participation in the Use of the Mobile Telephone"). Any sum exceeding the Company's Participation in the Use of the Mobile Telephone shall be paid by the Employee, and it is agreed that the same shall be deducted from the Employee's salary in the context of non-mandatory deductions. Any and all debts which the Employee will accumulate, if any, due to the use of the Mobile Telephone, shall be deducted from any sum due to the Employee from the Company. The Employee confirms that he shall bear the payment of the taxes which apply due to the imputation of the component of the telephone benefit in his salary.

8.	Sick Pay - According to the law; Convalescence Pay - According to the law;

9.	Advance Notice - Subject to the fulfillment of the Employee's obligation to train his replacement for such period of time as shall be required by the trainee or the Company's Board of Directors, the Employee shall be entitled to 60 days of advance notice with full compensation (and all the accompanying benefits according to this agreement) without the employee working in the Company in the advance notice period.

10.	Car - The Company shall allot a Car to the Employee whose current expenses shall be borne by the Company, however, the Employee is responsible for accident damage and/or traffic violations, parking tickets etc. in the entire period of the agreement and/or the period of possession of the car by the Employee, whichever is later between the two. In the event that a car will not be allotted, travel expenses shall be paid according to the law.

11.	Managers' Insurance

11.1.	From the date of commencement of the Employee's employment and subject to the directives to be determined from time to time by the Income Tax Commission, and according to the permitted deduction cap, the Company shall remit to the insurance company of its choice, in the context of managers' insurance for the Employee, a sum that is equal to 13.33% of the total salary (excluding car allowance, per diems and telephone expenses) due , and the Employee shall remit at his expense a sum equal to 5% of the total salary (excluding car allowance, per diems, bonuses, overtime and telephone expenses) due to his share in the insurance.

11.2.	In the event that the Employee has an existing managers' insurance policy, the Company shall bear the above remittances to the credit of the existing policy, subject to that the employer's remittances shall not exceed 13.33%: 8.33% for severance pay and 5% for the employer's provident payments.

11.3.	The Employee hereby agrees to a deduction of 5% as aforesaid from his salary for the purpose of the managers' insurance policy.

11.4.	The Company undertakes to transfer the Employee's share and its share as aforesaid each month on a current basis to the managers' insurance policy.

11.5.	The Company shall remit up to an additional 2.5% from the Employee's salary for the loss of working capacity component in the above managers' insurance policy.

11.6.	The Company's payments according to this section shall be in accordance with Section 14 of the Severance Pay Law and performance of the payments by the Company shall fully and finally exhaust the Employee's rights for severance pay according to any law. In the event of termination or resignation - the Employee shall only be entitled to payments according to the managers' insurance policy and under the terms determined in the managers' insurance policy.

11.7.	The Employee hereby agrees to the arrangement as specified in this Section which is compatible , inter alia, with the general approval pertaining to employers' payments to a pension fund and to an insurance fund, published in Official Gazette 4659 dated June 9, 1968.

12.	General:

12.1.	The Employee shall dedicate his entire time, work capacity and energy for the benefit of the Company's affairs.

12.2.	The Employee shall have no bearing on matters which involve the generation of personal benefit, competition or prejudice or conflict of interests with the Company's affairs, and is subject a duty to immediately report any such case.

12.3.	So long as this agreement is effective, the Employee shall not be entitled to undertake any other employment. other than past clients in the field of finances according to the attached list marked as Annex A and constituting an integral part of the agreement as well as lectures which the Employee gives from time to time, all subject to that the dates of the lectures shall have been coordinated in advance and that nothing in providing the above services and/or lectures prejudices the functioning of the Employee or his availability at his work as CEO of the Company.

12.4.	The Employee undertakes that in the period of this agreement and also after the expiry of its effect, he shall not disclose to any person and/or body any matter pertaining to commercial secrets of the Company or subsidiaries or any information with regard to the business and affairs of the Company and the subsidiaries. The aforesaid shall not apply to matters which the Employee is required to disclose for purposes of the current work, for its benefit and in the context of the business thereof.

12.5.	It is hereby clarified that all the information which reaches the Employee in the course of this employment with the Company is the Company's property only, and it is hereby clarified that the Employee is not entitled to make any use thereof other than for purposes of his employment with the Company and during the period of his employment with the Company alone.

12.6.	For purposes of this agreement and with regard to the employment of the Employee with the Company, the terms of a general and/or special collective bargaining agreement shall not apply to the Employee and the Company.

12.7.	The Company is entitled to require the Employee to undergo the polygraph examinations from time to time, in matters connected with his employment and this contract, and the Employee undertakes to undergo the required examinations whenever he shall be so required. It is hereby explicitly agreed that in any case that the findings of the polygraph will teach of answers that are untrue, the Company shall be entitled to terminate the Employee.

12.8.	Considering that the Employee is employed according to this agreement in a position requiring a special degree of personal trust, the provisions of the Hours of Work and Rest Law, 5711-1951, or any law which will amend or replace the same (the "Rest Law") do not apply to the Employee and his employment with the Company and he shall not be entitled to payments according to the Rest Law. For the avoidance of doubt it is hereby clarified that the Employee's salary was so determined so that it already includes in it a component of all the payments that would have been due to the Employee if the provisions of the Rest Law did apply to him.

12.9.	Car

12.9.1.	In the context of his employment, a car shall be made available to the Employee (the "Car") and therefore the Employee shall be personally responsible for any and all violations which will be performed in the car in the entire period of his employment with the Company. The Employee is personally responsible for all the consequences and the expenses, fines, tickets etc. deriving from any violation which will be performed by the Car and/or following the use of the Car, including payment of traffic tickets, fines, payments according to a judgment, judgments which will be imposed, if any, on the Car and/or the driver and/or the Company by virtue of its being the owner and/or renter of the Car (in the case of a Car which is rented by the Company).

12.9.2.	The Employee is responsible for the cleanliness of the Car, for making it available for tests, for the presence of parking vouchers in the Car, and for the filling in of the Car's work card either by himself or by anyone to whom he will deliver the Car.

12.9.3.	The Employee is responsible for all the damage which will be caused to the Car and/or a third party insofar as the Company's insurance policy will not cover such payments for any reason whatsoever and he waives any demand and/or claim from the Company in such case. The Employee is aware that failure to notify of an accident may entail lack of insurance coverage.

12.9.4.	The Employee knows that the taxes imposed on the Employee due to the value of the use of the Car according to law shall be borne by him.

12.9.5.	The Employee hereby confirms that he holds a valid drivers' license for a private vehicle and hereby undertakes to drive and use the Car according to all traffic regulations and road safety rules.

12.9.6.	The Employee is obligated to inform the Company of any accident in which the Car was involved as a condition for the applicability of the insurance policy which applies to the Car. The Employee undertakes to fill in an accident report in any case that the Car is involved in an accident.

13.	It is hereby explicitly agreed that in any case of a breach of trust, a breach of the Employee's undertaking in Section 12.2 and 12.4 above, the filing of an indictment against the Employee and/or a criminal conviction against the Employee, the employee shall be immediately terminated. In any case in which the offenses will be against the employer, the Employee shall be terminated and the Company shall be exempt from payment of severance pay to the Employee until such time as a judgment acquitting the Employee from any charge shall be issued.

14.	Breaches

Throughout the entire term of the agreement and/or employment, the Employee shall not receive any payment or other benefit from any third party in direct or indirect connection with his employment. A breach of this provision shall be deemed as the breach of a fundamental term of this agreement, which entitles the employer to immediately terminate the agreement without payment of severance pay. In addition, the Employee shall be obligated to reimburse any sum or benefit which shall have been received by him as aforesaid.

15.	The parties agree that this agreement expresses the full agreement between the Employee and the Company. Any modification of this agreement shall be binding only if the same shall be performed in writing and in advance and with the signature of the parties.

In witness whereof, the parties have hereto set their hands:

[Stamp of Future I.T. Ltd.]
(-)	(-)
The Company	The Employee